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                                                                  Exhibit (5)(a)



            [Miller, Canfield, Paddock and Stone, P.L.C. Letterhead]

                                 March 26, 2001

Republic Bancorp Inc.
1070 East Main Street
Owosso, Michigan 48867

Ladies and Gentlemen:

     With respect to the registration statement on Form S-8 (the "Registration Statement") being filed today with the Securities and Exchange Commission (the "Commission") by Republic Bancorp Inc., a Michigan corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), an indeterminate amount of interests in the Republic Bancorp Inc. 1998 Stock Option Plan, as amended (the "Plan") and 2,612,500 shares of the common stock, $5.00 par value, of the Company (the "Registered Shares"), which may consist of shares already issued or newly issued shares, we, as your counsel, have examined such certificates, instruments, and documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, we advise you that, in our opinion:

     1.  The Registered Shares have been duly authorized.

     2. When the Registration Statement has become effective and Registered Shares have been issued, sold and paid for in accordance with the Plan, said Registered Shares will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                         Very truly yours,

                         /s/ MILLER, CANFIELD, PADDOCK AND STONE,    P.L.C.